UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010

ARMSTRONG WORLD INDUSTRIES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 397-0611

NA
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01. Other Events.

On September 23, 2010, Armstrong World Industries, Inc. (the “Company”) issued a press release announcing additional actions in the execution of its European flooring strategy. The Company will focus on products and regions where it believes it can be a market leader, and will streamline its product range and sales organization accordingly.

Armstrong intends to concentrate its European flooring manufacturing operations in Germany and continue to make linoleum and homogenous vinyl flooring for the commercial market in its Delmenhorst and Bietigheim plants, respectively. During the fourth quarter of 2010, Armstrong plans to withdraw from the residential market (as previously announced in August of this year), and as a result, its Teesside, UK manufacturing facility will likely close. In addition, Armstrong no longer intends to make heterogeneous vinyl flooring in Europe at its Holmsund, Sweden, plant, and it is anticipated that the Holmsund facility will also close. Subject to consultations with employee representatives, the Company anticipates that these restructuring measures will affect approximately 520 jobs across Europe – or about 38 % of Armstrong’s European flooring workforce.

In total, the Company expects to incur expenses of $30 million to $35 million for these actions through 2011. The expenses will primarily include severance benefits and asset writedowns; the amount of severance benefits will be determined following employee consultation periods. Related cash expenditures are expected to be approximately $25 million. The Company expects to realize annual benefits of between $15 million and $20 million from these actions although the full benefit will not occur until 2012.

The full text of the press release is attached hereto as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No. 99.1 Press Release of Armstrong World Industries, Inc. dated September 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Jeffrey D. Nickel

Jeffrey D. Nickel
Senior Vice President, General Counsel and Secretary

Date:	September 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

No. 99.1	Armstrong World Industries, Inc. press release dated September 23, 2010.